Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FEDERAL TRUST CORPORATION

1. Pursuant to Sections 607.1006 and 607.1007 of the Florida Statutes, Federal Trust Corporation, a Florida corporation (the “Corporation”), identified in the records of the Division of Corporations, Florida Department of State, by its file number M92930, hereby files these Amended and Restated Articles of Incorporation.

2. The Corporation’s present articles of incorporation, as amended and in effect on the date of the filing of these Amended and Restated Articles of Incorporation, are hereby deleted in their entirety and replaced by the following, effective at the time and the date the Amended and Restated Articles of Incorporation are filed with the Florida Department of State, which shall thereupon be the Corporation’s articles of incorporation as in effect until later further amended.

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ARTICLE I - NAME

The name of the Corporation is Federal Trust Corporation.

ARTICLE II – PRINCIPAL OFFICE AND MAILING ADDRESS

The principle office and mailing address of the Corporation are:

312 West First Street

Suite 110

Sanford, FL 32771

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Florida Business Corporation Act (the “Act”).

ARTICLE IV – CAPITAL STOCK

The aggregate number of shares that the Corporation is authorized to issue is One Hundred (100) shares of common stock, each share having a par value of $0.01.

ARTICLE V – INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Corporation is:

1201 Hays Street

Tallahassee, Florida 32301;

and the name and address of the initial registered agent of the Corporation is:

Corporation Service Company

1201 Hays Street

Tallahassee, Florida 32301

ARTICLE VI – DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Florida, of these articles, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

ARTICLE VII – INDEMNIFICATION

(1) Third Party Proceedings. The Corporation shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Derivative Proceedings. The Corporation shall indemnify any person who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this paragraph in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstance so the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) Expenses. To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in paragraphs (1) or (2) of this article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(4) Standard of Conduct. Any indemnification under paragraphs (1) or (2) of this article, unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (1) or (2) of this article. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) By independent legal counsel:

(1) Selected by the Board of Directors prescribed in subparagraph (a) of this paragraph or the committee prescribed in subparagraph (b) of this paragraph; or

(2) If a quorum of the directors cannot be obtained for subparagraph (a) of this paragraph and the committee cannot be designated under subparagraph (b) of this paragraph, selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5) Reasonableness of Expenses. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by subparagraph (c) of paragraph 4 of this article shall evaluate the reasonableness of expense and may authorize indemnification.

(6) Advances for Expenses. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this article. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

(7) Nonexclusivity of Indemnification Provisions. The indemnification and advancement of expenses provided pursuant to this article are not exclusive and the Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c) In the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Act are applicable; or

(d) Willful misconduct or a conscious disregard for the best interest of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8) Applicability to Former Officers, Etc. Indemnification and advancement of expenses as provided in this article shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9) Court Ordered Indemnification. Notwithstanding the failure of the Corporation to provide indemnification, and despite any contrary determination of the Board of Directors or of the shareholders in the specific case, a director, officer, employee, or agent of the Corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under paragraph 3 of this article, in which case the court shall also order the Corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Corporation of its power pursuant to paragraph 7 of this article; or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in paragraph 1, paragraph 2, or paragraph 7 of this article.

(10) Merger, Etc. For purposes of this article, the term “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, is in the same position under this article with respect to the resulting or surviving corporation as he would have been with respect to such constituent corporation if its separate existence had continued.

(11) Definitions. For purposes of this article:

(a) The term “other enterprises” includes employee benefit plans;

(b) The term “expense” includes counsel fees, including those for appeal;

(c) The term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses, actually and reasonably incurred with respect to a proceeding;

(d) The term “proceeding” includes any threatened, pending, or contemplated action, suit, or other type of proceeding whether civil, criminal, administrative, or investigative and whether formal or informal;

(e) The term “agent” includes a volunteer;

(f) The term “serving at the request of the Corporation” includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g) The term “not opposed to the best interest of the Corporation” describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interest of the participants and beneficiaries of any employee benefit plan.

(12) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this paragraph.

(13) Extension of Indemnification Provisions. To the extent that the Act is amended after the date of these Amended and Restated Articles of Incorporation to permit the

Corporation to provide broader indemnification rights than those set forth above in this article, then these Amended and Restated Articles of Incorporation shall be deemed to automatically include any such amendments to the Act.

(14) Continuing Indemnification. Any repeal or modification of all or any part of this article by the shareholders of the Corporation shall not limit or adversely affect any right of indemnification or protection of a director by the Corporation existing at the time of such repeal or modification under the provisions of this article or otherwise.

ARTICLE VIII – AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation, on behalf of the Corporation, as of the 24th day of June, 2009.

/s/ Robert W. Paiano
Name:	Robert W. Paiano
Title:	Director of Federal Trust Corporation